abrdn Gold ETF Trust S-3

Exhibit 8.1

Three Bryant Park 1095 Avenue of the Americas New York, NY 10036-6797 +1 212 698 3500 Main +1 212 698 3599 Fax www.dechert.com

October 14, 2022

abrdn ETFs Sponsor LLC

as Sponsor to abrdn Precious Metals Basket ETF Trust

1900 Market Street, Suite 200

Philadelphia, PA 19103

The Bank of New York Mellon

as Trustee to abrdn Precious Metals Basket ETF Trust

2 Hanson Place

Brooklyn, NY 11217

Dear Ladies and Gentlemen:

We are acting as special U.S. tax counsel to the abrdn Precious Metals Basket ETF Trust (the “Trust”) in connection with the preparation of a Registration Statement on Form S-3 (the “Registration Statement”) filed with the Securities and Exchange Commission (the “SEC”) on the date hereof. The Registration Statement relates to the proposed issuance by the Trust, an investment trust formed on October 18, 2010, under New York law pursuant to a Depositary Trust Agreement between abrdn ETFs Sponsor LLC, as Sponsor, and The Bank of New York Mellon, as Trustee, of an unlimited number of shares, representing units of fractional undivided beneficial interest in and ownership of the Trust (the “Shares”).

In rendering this opinion, we have examined the Registration Statement and such other documents and materials as we have deemed necessary or appropriate to review for purposes of our opinion, and have made such investigations of law as we have deemed appropriate as a basis for the opinion expressed below. In addition, in rendering this opinion, we have relied upon and have assumed, with your permission, the accuracy of the statements contained in the Registration Statement, and that the Trust will operate in the manner discussed in its organizational documents and the prospectus included in the Registration Statement (the “Prospectus”).

abrdn Precious Metals Basket ETF Trust

October 14, 2022

Our opinion is based on the U.S. Internal Revenue Code of 1986, as amended (the “Code”), the U.S. Treasury Regulations promulgated thereunder, and administrative and judicial interpretations thereof, all as of the date hereof and all of which are subject to change, possibly on a retroactive basis. In rendering this opinion, we are expressing our views only as to United States federal income tax law.

Based on and subject to the foregoing, the discussion relating to tax matters under the heading “United States Federal Income Tax Consequences” in the Prospectus (subject to the qualifications contained therein) expresses our opinion as to the material aspects of the United States federal income tax treatment to a Shareholder, as of the date hereof, of the acquisition, ownership and disposition of a Share pursuant to the Prospectus.

Our opinion relies on, and is subject to, the facts, representations and assumptions set forth or referenced herein. Any inaccuracy or subsequent change in such facts, representations or assumptions could adversely affect our opinion.

We hereby consent to the filing with the SEC of this letter as an exhibit to the Registration Statement and the reference to this letter and to us under the heading “United States Federal Income Tax Consequences” in the Prospectus. In giving such consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933.

Very truly yours,

/s/ Dechert LLP

Dechert LLP